Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

July 31, 2020

Empire State Realty Trust, Inc.

Empire State Realty OP, L.P.

111 West 33rd Street, 12th Floor

New York, New York 10120

Re:	Securities Being Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of an indeterminate amount of (i) Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), (ii) preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (iii) debt securities (“Debt Securities”) of Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”), (iv) guarantees of Debt Securities (“Guarantees”) by the Company and (v) warrants to purchase Class A Common Stock or Preferred Stock (“Warrants”). The Class A Common Stock, Preferred Stock, Debt Securities, Guarantees and Warrants are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Class A Common Stock, Preferred Stock and Warrants) or in an unspecified principal amount (with respect to Debt Securities and Guarantees). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each, a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Operating Partnership and the Company.

The opinions set forth below are limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law), the Delaware Revised Uniform Limited Partnership Act and the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities, Guarantees and Warrants, and the indentures, warrant agreements and other agreements governing the Debt Securities, Guarantees and Warrants will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Class A Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Class A Common Stock or Preferred Stock, as applicable, available for issuance under the Company’s articles of incorporation as then in effect (the “Charter”).

Empire State Realty Trust, Inc.

Empire State Realty OP, L.P.

July 31, 2020

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

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with respect to any of the Securities, (a) the authorization by the Company and/or the Operating Partnership, as applicable, of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company and/or the Operating Partnership, as applicable, of the consideration (which, in the case of shares of Class A Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

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with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the State Department of Assessments and Taxation of Maryland, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

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with respect to Debt Securities and Guarantees, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Debt Securities and Guarantees by each of the Company and/or the Operating Partnership, as applicable, and the trustee thereunder, (b) the establishment of the terms of such Debt Securities and Guarantees by the Company and/or the Operating Partnership, as applicable, in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Debt Securities and Guarantees in accordance with the applicable indenture or supplemental indenture and applicable law; and

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with respect to Warrants, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Warrants are to be issued, and (b) the establishment of the terms of such Warrants and the issuance of such Warrants in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. Upon the Future Authorization and Issuance of shares of Class A Common Stock, such shares of Class A Common Stock will be validly issued, fully paid and nonassessable.

2. Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3. Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Operating Partnership.

4. Upon the Future Authorization and Issuance of Guarantees, such Guarantees will be valid and binding obligations of the Company.

5. Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

Empire State Realty Trust, Inc.

Empire State Realty OP, L.P.

July 31, 2020

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP